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                                                                    Exhibit 99.2

Centra Announces Preliminary 2002 First Quarter Results

LEXINGTON, MA (April 2, 2002) - Centra (NASDAQ: CTRA), the world's leading provider of business software solutions for eLearning and business collaboration, today announced preliminary results for the 2002 first quarter ended March 31, 2002. Separately, it was announced earlier today that the Company's planned acquisition by SmartForce was terminated by mutual consent of Centra and SmartForce.

The Company anticipates first quarter revenue in the range of approximately $7.4 to 7.7 million. This lower-than-expected revenue was attributed to a shortfall in North American license sales. Several factors contributed to the shortfall, including a difficult economic environment resulting in longer sales cycles, reduced productivity of the Company's sales force and the temporary diversion of resources and management attention associated with the Company's proposed merger with SmartForce. On a pro forma basis, excluding non-cash stock-based compensation expense, amortization of goodwill and other intangible assets and costs related to the merger, net loss for the first quarter of 2002 is expected to be in the range of $4.2 to 4.7 million, or $0.17 to 0.19 per share. The 2002 first quarter net loss on GAAP basis is anticipated to be $5.6 to 6.2 million, or $0.22 to 0.25 per share which includes roughly $1.0 million, or $0.04 per share related to costs associated with the prospective merger with SmartForce.

"Clearly, these results do not reflect what we have built at Centra, and are isolated to one aspect of our business. While we realized fewer license transactions in North America this quarter, the Company's international sales, ASP business, and professional services remained consistently strong," commented Leon Navickas, Chairman and CEO. "The Company plans to take immediate and proactive steps to address the factors which contributed to these results, including aggressive strategies for improving business growth in North America. We will elaborate on this when we announce actual first quarter results later this month. Given our strong cash position, customer relationships, and leading technology, we remain optimistic about our long-term prospects and our ability to emerge as a stronger company."

Solid Balance Sheet

Centra's balance sheet remains solid, with approximately $45.0 million in cash at the end of the 2002 first quarter. The Company anticipates deferred revenue to be up slightly compared to the 2001 fourth quarter, with DSOs consistent with the fourth quarter ended December 31, 2001.

The Company will release final first quarter results on Thursday, April 11, 2002. In conjunction with the release, Centra will host a conference call at 5:30 p.m. EST. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company's Website at www.centra.com/investorrelations.

About Centra

Leading with an undisputed track record of helping millions of users to increase revenue and improve overall business performance, Centra provides Web collaboration solutions that enable the delivery of information in a variety of live and self-service formats, and add value through

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unmatched capabilities to capture interactions and content, personalize and manage this information, and instantly re-use it across the enterprise. Today hundreds of global organizations across every industry and market sector choose Centra, including ExxonMobil, Cadbury Schweppes, Citigroup, AT&T, Procter & Gamble, McKesson, Merck, Nationwide Insurance, Sysco, and Stanford University. Centra's products are bolstered by a vital ecosystem of strategic partners, including PwC Consulting, Deloitte Consulting, EDS, KPMG iLS, Microsoft, Siebel, Cisco, Oracle, and SmartForce. Headquartered in Boston's technology corridor, Centra has sales offices throughout North America, Europe and Asia. For more information, visit http://www.centra.com.

Safe Harbor Statement

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, and may contain, including but not limited to, statements concerning management's expectations regarding future results of operations, statements that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, technological difficulties, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, the impact of competitive products and pricing, the Company's ability to manage and integrate the operation of the business of MindLever.com, Inc., acquired on April 30, 2001, and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, which are available at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.